                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement of BANC ONE CORPORATION on Form S-4 of our report which includes an explanatory paragraph regarding the change in method of accounting for income taxes in 1991, dated January 11, 1994 on our audits of the consolidated financial statements of Liberty National Bancorp, Inc. as of December 31, 1993 and 1992, and for the years ended December 31, 1993, 1992, and 1991, included in Liberty
National Bancorp, Inc.'s Annual Report on Form 10-K for the year ended
December 31, 1993. We also consent to the reference to our Firm under the caption "Miscellaneous Information" in said Registration Statement.

                                            COOPERS & LYBRAND

Louisville, Kentucky
May 31, 1994

                                    Ex.23.1-1